Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION

OF

SUNDANCE ENERGY INC.

The present name of the corporation is Sundance Energy Inc. (the “Corporation”). The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 5, 2019. This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation, as amended, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is Sundance Energy Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III
BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

Section 4.01     Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 686,716 shares of common stock, having a par value of $0.001 per share (“Common Stock”).

Section 4.02    Common Stock. Except as otherwise expressly provided in the Stockholders Agreement, dated as of April 23, 2021, among the Corporation and certain stockholders of the Corporation party thereto (as amended from time to time, the “Stockholders Agreement”), each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally. Holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the board of directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

ARTICLE V
BOARD OF DIRECTORS

Section 5.01     General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02     Number. Subject to the Stockholders Agreement, the number of directors of the Corporation which shall constitute the entire Board of Directors shall consist of not less than 1 and not more than 15 directors as fixed from time to time by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies/in accordance with the bylaws of the Corporation (the “Bylaws”).

Section 5.03     Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

Section 5.04     Director Voting. For so long as the Stockholders Agreement remains in effect, with respect to all matters decided by the Board of Directors, each director shall have a number of votes equal to the number of shares held by the Investor Group that appointed such director pursuant to the Stockholders Agreement. Thereafter, each director shall have one vote with respect to all matters decided by the Board of Directors. “Investor Group” means a stockholder and each of its Affiliates that own shares of Common Stock. “Affiliate” means, with respect to any person or entity (as defined herein), any other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person or entity.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION; CORPORATE OPPORTUNITIES

Section 6.01     Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 6.02     Indemnification. The corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, or officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 6.03     Corporate Opportunity. Except as otherwise agreed in writing between such Covered Person (as defined below) and the Corporation, or as provided below, to the fullest extent permitted by law, (a) no Covered shall have any duty (fiduciary or otherwise) or obligation, if any, to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any of its subsidiaries or (ii) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries, including, in the cases of clauses (i) or (ii), any such matters as may be Corporate Opportunities (as defined below); and (b) no Covered Person shall be deemed to have breached any duty (fiduciary or otherwise), if any, to the Corporation or any of its subsidiaries or stockholders solely by reason of such Covered Person engaging in any such activity or entering into such transactions, including any Corporate Opportunities. “Corporate Opportunity” means any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest. “Covered Person” means (i) any director of the Corporation who is not an officer or employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an officer or employee of the Corporation or any of its subsidiaries.

Without limiting the foregoing, the Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any Corporate Opportunity, and in the event that any Covered Person acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such Covered Person shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Corporate Opportunity to the Corporation or any of its subsidiaries or to any director of the Corporation and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary duty by reason of the fact that such Covered Person acquires or seeks such Corporate Opportunity for itself, directs such Corporate Opportunity to another individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or government or a department or agency or political subdivision thereof, or otherwise does not communicate information regarding such Corporate Opportunity to the Corporation or its subsidiaries, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renounce any claim that such business opportunity constituted a Corporate Opportunity that should have been presented to the Corporation or its subsidiaries. In addition to and notwithstanding the foregoing provisions of this Section 6.03, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 6.03.

ARTICLE VII
STOCKHOLDER ACTION

Section 7.01     Special Meetings of Stockholders. Except as otherwise required by law and subject to the Stockholders Agreement, special meetings of the stockholders of the Corporation may be called only by: (i) the Board of Directors; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 20% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Bylaws.

ARTICLE VIII
BYLAWS

Section 8.01     Board of Directors. Subject to the Stockholders Agreement, in furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 8.02     Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law, this Certificate of Incorporation or the Stockholders Agreement, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least 75% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IX
SECTION 203 OF THE DGCL OPT-OUT

The corporation shall not be governed or subject to Section 203 of the DGCL.

ARTICLE X
AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of this Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law, this Certificate of Incorporation or the Stockholders Agreement, the affirmative vote of the holders of at least 75% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions this Certificate of Incorporation.

IN WITNESS WHEREOF, Sundance Energy Inc. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of April 23, 2021.

SUNDANCE ENERGY INC.

By:	/s/ Eric P. McCrady
Name: Eric P. McCrady
Title: Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]